UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2012 (May 10, 2012)

USA REAL ESTATE INVESTMENT TRUST
(Exact name of registrant as specified in its charter)

California	000-16508	68-0420085
(State or Other Jurisdiction of	(Commission file number)	(I.R.S. Employer
Incorporation)		Identification No.)

650 Howe Avenue,
Suite 730, Sacramento,
California, 95825

 (Address of Principal Executive Offices)

(916) 761-4992
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

On May 11, 2012, USA Real Estate Investment Trust (the “Trust”) completed the previously-announced sale of approximately 121 acres of land in Wiggins, Mississippi owned by the Trust (the “Property”) to AAA Land Company, LLC, an unaffiliated party, for $1.9 million pursuant to the terms of the agreement to purchase and sell dated January 20, 2012, as previously disclosed in the Current Report on Form 8-K filed by the Trust on January 25, 2012.  In connection with the sale, the Trust paid a real estate commission of $114,000 to its broker and paid in full the $585,911 of outstanding principal and accrued interest under a deed of trust secured by the Property.

Item 8.01 Other Events

In light of the events described in Item 2.01, the Trust’s principal asset now consists of approximately $1,728,424 of cash and no real property.  As permitted under the Trust’s Amended and Restated Declaration of Trust, on May 10, 2012, the trustees of the Trust (the “Trustees”) provisionally approved an investment by the Trust of approximately $1.5 million in the proposed $15 million underwritten initial public offering (the “WCRT IPO”) of West Coast Realty Trust, Inc., a Maryland corporation (“WCRT”).  WCRT is a recently formed entity that intends to acquire and own necessity-based retail properties, including community and neighborhood shopping centers located in densely populated, middle and upper income markets in the Western United States.  WCRT intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust for federal income tax purposes commencing with its taxable year ending December 31, 2012.  Jeffrey B. Berger, a trustee of the Trust and also the Chief Executive Officer and Chairman of the Trust, President and Chief Executive Officer of WCRT, and Benjamin A. Diaz, a trustee of the Trust and the Trust’s Secretary, is expected to be named to the board of directors of WCRT upon consummation of the WCRT IPO.

The provisional approval of an investment in WCRT by the Trustees does not represent a binding or definitive agreement on behalf of the Trust, but merely a statement of intention of the Trustees.  Such investment is subject to the consummation of the WCRT IPO and the exercise by the Trustees of its fiduciary duties on behalf of the Trust, including final approval of such investment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 14, 2012	USA REAL ESTATE INVESTMENT TRUST

By: /s/ Gregory E. Crissman
Name: Gregory E. Crissman
Title: Chief Financial Officer